Exhibit 99.5

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information are based on our historical consolidated financial statements and Scioderm Inc.’s (Scioderm) historical consolidated financial statements and describes the pro forma effect of our acquisition of Scioderm Inc. (Scioderm) on September 30, 2015 (Acquisition Date)  on our statements of operations for the year ended December 31, 2014 and the six months ended June 30, 2015, as if the acquisition occurred on January 1, 2014, and our balance sheet as of June 30, 2015, as if the acquisition occurred on June 30, 2015. As used herein, the terms “the Company,” “we,” and “our” refer to Amicus Therapeutics, Inc., and where applicable, its consolidated subsidiaries.

The unaudited pro forma combined statements of operations and balance sheet contained herein (the Statements) include adjustments that are (a) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to unaudited pro forma consolidated statement of operations, expected to have a continuing impact on the consolidated company as a result of using the acquisition method of accounting for the transaction under ASC 805, Business Combinations.

The Statements have been prepared based on available information, using assumptions that our management believes are reasonable. The Statements do not purport to represent the actual results of operations that would have occurred if the acquisition had taken place on the date specified. The Statements are not necessarily indicative of the results of operations that may be achieved in the future. The Statements do not reflect any adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the acquisition.  The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma combined financial information are based on preliminary estimates, which are subject to change during the measurement period (up to one year from the acquisition) as Amicus finalizes the valuations of the net tangible and intangible assets and liabilities acquired.

The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial information for a number of reasons, including cost savings synergies from operating efficiencies and the effect of the incremental costs incurred to integrate the two companies.

The assumptions used and adjustments made in preparing the Statements are described in the Notes, which should be read in conjunction with the Statements. The Statements and related Notes contained herein should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 3, 2015 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 5, 2015 and the historical financial statements and related notes of Scioderm included as Exhibit 99.3 and 99.4 to this Form 8-K.

AMICUS THERAPEUTICS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2015

(in thousands)

	Historical	Historical	Pro Forma		Pro Forma
	Amicus	Scioderm	Adjustments		Combined

ASSETS:
Current assets:
Cash and cash equivalents	$249,023	$9,018	$(151,746)[A]		$106,295
Investments in marketable securities	112,396	5,560	—		117,956
Prepaid expenses and other current assets	3,578	536	—		4,114

Total current assets	364,997	15,114	(151,746)		228,365

Investments in marketable securities	—	1,449	—		1,449
Property and equipment, net	3,379	55	—		3,434
Intangible assets, net	23,000	—	469,000	[B]	492,000
Goodwill	11,613	—	181,961	[B]	193,574
Other non-current assets	924	—	—		924

Total Assets	$403,913	$16,618	$499,215		$919,746

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$16,901	$1,525	$—		$18,426

Total current liabilities	16,901	1,525	—		18,426

Deferred reimbursements	36,620	—	—		36,620
Deferred tax liability	9,186	—	187,319	[E]	196,505
Contingent consideration	11,800	—	232,700	[D]	244,500
Other long term liabilities	504	—	—		504

Commitments and contingencies

Stockholders’ equity:
Common stock	1,241	7	52	[A], [C]	1,300
Preferred stock	—	36,000	(36,000)[C]		—
Additional paid-in capital	826,582	1,341	120,075	[A]	947,998
Accumulated other comprehensive loss	(52)	(5)	5	[C]	(52)
Accumulated deficit	(498,869)	(22,250)	(4,936	)[C], [H]	(526,055)

Total stockholders’ equity	328,902	15,093	79,196		423,191

Total Liabilities and Stockholders’ Equity	$403,913	$16,618	$499,215		$919,746

AMICUS THERAPEUTICS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

For the year ended December 31, 2014

(in thousands, except for share and per share data)

	Historical	Historical	Pro Forma		Pro Forma
	Amicus	Scioderm	Adjustments		Combined

Revenue:
Research revenue	$1,224	$—	$—		$1,224
Total revenue	1,224	—	—		1,224

Operating Expenses:
Research and development	47,624	6,421	—		54,045
General and administrative	20,717	2,505	540	[F]	23,762
Sales and marketing	—	555	(555)[F]		—
Changes in fair value of contingent consideration payable	100	—	11,000	[G]	11,100
Restructuring charges	(63)	—	—		(63)
Depreciation and amortization	1,547	—	15	[F]	1,562
Total operating expenses	69,925	9,481	11,000		90,406
Loss from operations	(68,701)	(9,481)	(11,000)		(89,182)
Other income (expenses):
Interest income	223	9	—		232
Interest expense	(1,484)	—	—		(1,484)
Other expense	(77)	—			(77)
Loss before tax benefit	(70,039)	(9,472)	(11,000)		(90,511)
Benefit from income taxes	1,113	—	—		1,113
Net loss attributable to common stockholders	$(68,926)	$(9,472)	$(11,000)		$(89,398)

Net loss attributable to common stockholders per common share - basic and diluted	$(0.93)				$(1.11)

Weighted-average common shares outstanding - basic and diluted	74,444,157				80,349,748

AMICUS THERAPEUTICS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

Six months ended June 30, 2015

(in thousands, except for share and per share data)

	Historical	Historical	Pro Forma		Pro Forma
	Amicus	Scioderm	Adjustments		Combined

Operating Expenses:
Research and development	$33,347	$5,442	$—		$38,789
General and administrative	14,705	1,416	397	[F]	16,518
Sales and marketing	—	405	(405)[F]		—
Changes in fair value of contingent consideration payable	1,100		5,500	[G]	6,600
Restructuring charges	36	—	—		36
Loss on extinguishment of debt	952	—	—		952
Depreciation and amortization	861	—	8	[F]	869
Total operating expenses	51,001	7,263	5,500		63,764
Loss from operations	(51,001)	(7,263)	(5,500)		(63,764)
Other income (expenses):
Interest income	329	18	—		347
Interest expense	(710)	—	—		(710)
Other expense	(39)	—			(39)
Loss before tax benefit	(51,421)	(7,245)	(5,500)		(64,166)
Benefit from income taxes	—	—	—		—
Net loss attributable to common stockholders	$(51,421)	$(7,245)	$(5,500)		$(64,166)

Net loss attributable to common stockholders per common share - basic and diluted	$(0.53)				$(0.62)

Weighted-average common shares outstanding - basic and diluted	97,888,573				103,810,344

AMICUS THERAPEUTICS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED, PRO FORMA COMBINED FINANCIAL STATEMENTS

(1)                  DESCRIPTION OF TRANSACTION

On September 30, 2015, Amicus completed its previously announced acquisition of Scioderm Inc., a Delaware corporation (“Scioderm”). Pursuant to the Agreement and Plan of Merger, dated as of August 30, 2015 (the “Merger Agreement”), by and among Amicus, Scioderm, Titan Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Amicus (“Merger Sub”), and Fortis Advisors LLC, as the Shareholders’ Agent (the “Shareholders’ Agent”), Merger Sub merged with and into Scioderm (the “Merger”), with Scioderm surviving as a wholly owned subsidiary of the Amicus, subject to the terms and conditions set forth in the Merger Agreement.

At the effective time of the Merger, Amicus paid holders of Scioderm’s (i) capital stock, (ii) options to purchase Scioderm’s common stock, (iii) restricted stock units of Scioderm and (iv) warrants to purchase Scioderm’s common stock (collectively, the “Effective Time Holders”), an amount equal to (i) $220 million, plus (ii) the exercise price of all outstanding options and warrants to purchase Scioderm’s common stock, plus (iii) Scioderm’s cash and cash equivalents (with an adjustment to account for closing working capital and Scioderm’s fees and expenses, which include employee bonuses and certain severance payments) (collectively, the “Initial Amount”). $135,547,983 of the Initial Amount was paid in cash and the remaining amount was paid in shares of Common Stock. For purposes of paying the Initial Amount, the shares of Common Stock were valued based on a share price of $14.93. The Effective Time Holders signed lock-up agreements that among other things provide for a lock-up period of 30 days for one-third of the shares of Common Stock issued in connection with the Initial Amount and 60 days for one-third of the shares of Common Stock issued in connection with the Initial Amount.

On September 30, 2015, Amicus also completed its previously announced agreement with all of the holders of Scioderm’s Series B Preferred Stock, par value $0.001 per share (the “Series B Additional Purchase Price Agreement”), pursuant to which Amicus made payments of $5,512,180 in cash and the remaining amount was paid in shares of Common Stock directly to the holders of Scioderm’s Series B Preferred Stock.  Payments under the Series B Additional Purchase Price Agreement were made pro rata based on the number of shares of Scioderm Series B Preferred Stock held.

(2)                  BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined statements of operations are based on historical statements of operations of Amicus and Scioderm, after giving effect to the acquisition of Scioderm as if it occurred on January 1, 2014 for the year ended December 31, 2014 and the six months ended June 30, 2015.

The unaudited pro forma balance sheet is based on the historical balance sheets of Amicus and Scioderm, after giving effect to the acquisition of Scioderm as if it occurred on June 30, 2015.

As the acquirer for accounting purposes, Amicus has estimated the fair value of Scioderm’s assets and liabilities assumed and conformed the accounting policies of Scioderm to its own accounting policies.

(3)                  PURCHASE PRICE ALLOCATION

The acquisition has been accounted for under the purchase method of accounting, which requires the Company to recognize the assets acquired and liabilities assumed and contingent consideration at their respective fair values on the acquisition date. The Company’s consolidated financial statements for the periods subsequent to the acquisition date reflect these values and Scioderm’s results of operations.

The following table presents the preliminary allocation of the purchase consideration, including the contingent consideration payable, based on preliminary fair value on the acquisition date (in thousands):

Upfront cash payments	$141,060
Upfront equity payments	88,412
Contingent consideration payable	232,700

Total consideration	$462,172

Property, plant and equipment	$55
Intangible assets — in-process research and development	469,000

Total identifiable assets acquired	$469,055

Accounts payable and accrued expenses	$(1,525)
Deferred tax liability associated with purchase accounting adjustments	(187,319)

Total liabilities assumed	$(188,844)

Net identifiable assets acquired	$280,211
Goodwill	181,961

Net assets acquired	$462,172

The Company believes the amount of goodwill resulting from the allocation of purchase consideration is primarily attributable to expected synergies from future growth and from potential monetization opportunities. Goodwill is not expected to be deductible for tax purposes. In accordance with ASC 805, goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that goodwill has become impaired, the Company will record an expense for the amount impaired during the fiscal quarter in which the determination is made.

The preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statements of operations. Upon completion of the fair value assessment, it is anticipated that the final purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

The deferred tax liability relates to the tax impact of future amortization or possible impairments associated with the identified intangible assets acquired, which are not deductible for tax purposes.

(4)                   ADJUSTMENTS TO PRO FORMA COMBINED BALANCE SHEET AS OF JUNE 30, 2015 AND THE STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2014 AND SIX MONTHS ENDED JUNE 30, 2015 (UNAUDITED)

The adjustments to the pro forma combined statements of operations have been calculated as if the acquisition occurred on January 1, 2014 and are as follows (unaudited):

(A)                 To record cash consideration paid, common stock issued and acquisition related payments of $10.7 million which includes a $6 million payment that was contingent upon a change of control.

(B)                 To record the acquisition of the net assets of Scioderm. Intangible assets of approximately $469 million are comprised of the intellectual property related to Scioderm’s lead program for Epidermolysis Bullosa that is in late preclinical development.  These intangible assets are considered to be indefinite-lived until the completion or abandonment of the associated research and development efforts. The amounts recorded are based on preliminary fair values.

(C)                 To eliminate Scioderm’s historical stockholders’ equity amounts.

(D)                 To reflect contingent consideration payable, based on preliminary fair values calculations, to the former Scioderm stockholders that is included in long term liabilities.

(E)                  To reflect the deferred tax liability which relates to the tax impact of future amortization or possible impairments associated with the identified intangible assets acquired.

(F)                   To reclassify certain expense amounts to conform to current presentation.

(G)                 To reflect the estimated change in the fair value of the contingent consideration payable to former Scioderm stockholders.

(H)                To reflect the cumulative impact of the pro forma adjustments in the statements of operations.